UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2025

StepStone Private Credit Fund LLC

(Exact name of registrant as specified in its charter)

Delaware	814-01624	92-0758580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

277 Park Avenue, 44th Floor
New York, New York	10172
(Address of principal executive offices)	(Zip Code)

(212) 351-6100

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Indicate by check

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 25, 2025, Stepstone Private Credit Fund LLC (the “Company”) and its special purpose wholly-owned subsidiary, Stepstone SPV Facility V LLC (“SPV Facility V”), as borrower, entered into a Loan and Security Agreement (the “JPM Loan and Security Agreement”) with JP Morgan Chase Bank, National Association, as the administrative agent, UMB Bank, National Association, as the collateral administrator, collateral agent and securities intermediary, and the lenders party thereto from time to time, to provide SPV Facility V with a revolving credit facility (the “JPM SPV V Credit Facility”). The Company serves as portfolio manager and parent under the JPM Loan and Security Agreement.

The lenders have made aggregate commitments of $250.0 million under the JPM SPV V Credit Facility, which will be available to draw in U.S. dollars and, subject to agreed limits, Euros, sterling, Canadian dollars and/or Swiss francs (the “Agreed Currencies”). Borrowings under the JPM SPV V Credit Facility will generally bear interest at a rate per annum equal to the applicable benchmark for the applicable Agreed Currency (subject to a floor of 0%) (Term SOFR for loans drawn in U.S. dollars) plus a margin of (a) 1.85% until January 24, 2027, or (b) 1.90% for the remaining term thereafter. Amounts available for borrowing under the JPM SPV V Credit Facility are subject to a borrowing base that applies an advance rate of 62.5% to assets held by SPV Facility V and are subject to limitations with respect to the loans securing the JPM SPV V Credit Facility, which may affect the borrowing base and therefore amounts available to borrow under the JPM SPV V Credit Facility. Borrowings under the JPM SPV V Credit Facility are secured by all of the assets held by SPV Facility V. The facility may not be voluntarily repaid or the commitment thereunder voluntarily cancelled prior to January 25, 2027, and a premium of 1% is payable in respect of any voluntary prepayment of advances or cancellation of commitments under the JPM SPV V Credit Facility made in the period from January 25, 2027 until July 25, 2028.

In connection with the JPM SPV V Credit Facility, SPV Facility V is required to pay a non-use fee equal to, during the first three years of the availability period, 0.60% multiplied by the unutilized portion of the total commitments available under the JPM SPV V Credit Facility.

The JPM Loan and Security Agreement includes customary covenants, reporting requirements, and other customary requirements applicable to the Company and SPV Facility V and provides for events of default and acceleration provisions customary for a facility of its type.

The reinvestment period end date (after which no borrowings may be drawn under the JPM SPV V Credit Facility) and the maturity date under the JPM SPV V Credit Facility are scheduled for July 25, 2028 and July 25, 2030, respectively, unless the JPM Loan and Security Agreement is sooner terminated in accordance with its terms.

The foregoing description of the JPM SPV V Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the JPM Loan and Security Agreement attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of July 25, 2025, by and among SPV Facility V, as borrower, the Company, as the parent and the portfolio manager, each of the lenders party thereto from time to time, UMB Bank, National Association, as collateral agent, collateral administrator and securities intermediary, and JP Morgan Chase Bank, National Association, as administrative agent.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and/or exhibits to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2025

StepStone Private Credit Fund LLC

By:	/s/ Joseph Cambareri
Name:	Joseph Cambareri
Title:	Chief Financial Officer